UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Kerr-McGee Corporation
(Exact name of registrant as specified in its charter)

Delaware	73-1612389
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma	73102
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form related:        None

Securities to be registered pursuant to Section 12(b) of the Act:

Name of Each Exchange on Which Each Class
Title of Each Class to be so Registered	is to be Registered
Preferred Share Purchase Rights	New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:  None

This Amendment No. 2 on Form 8-A/A is filed to supplement and amend the information set forth in the Registration Statement on Form 8-A filed by Kerr-McGee Holdco, Inc. (the “Company”) on July 26, 2001, as amended by Form 8-A/A filed by the Company on August 1, 2001.

Item 1. Description of Registrant’s Securities to be Registered.

On June 23, 2006, the Company and UMB Bank, N.A. entered into the Second Amendment (the “Second Amendment”) to the Rights Agreement dated as of July 26, 2001, and amended as of July 30, 2001, by and between the Company and UMB Bank, N.A (the “Rights Agreement”).

The Company entered into an Agreement and Plan of Merger dated June 22, 2006 (the “Merger Agreement”), among the Company, Anadarko Petroleum Corporation (“Parent”), APC Acquisition Sub, Inc., a wholly-owned subsidiary of Parent, Merger Sub (“Merger Sub”). The Company entered into the Second Amendment to render the Rights Agreement inapplicable to the (i) the approval, execution or delivery of the Merger Agreement, (ii) the announcement of the Merger (as defined in the Merger Agreement), (iii) the consummation of the Merger or the other transactions contemplated by the Merger Agreement or (iv) the acquisition of the Company’s common stock pursuant to the Merger or the Merger Agreement. The Merger Agreement is filed as Exhibit 2.1 to the Company’s current report on Form 8-K dated June 23, 2006.

In addition, the Second Amendment provides for the extension of the expiration date of the Rights Agreement, from July 26, 2006 to July 22, 2016; and the termination of the Rights Agreement upon the earliest of the expiration date, redemption, exchange or immediately prior to the effective date of the Merger.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, a copy of which is filed herewith as Exhibit 4.3 and is incorporated herein by reference.

Item 2. Exhibits.

4.1.

Rights Agreement, dated as of July 26, 2001 between the Company and UMB Bank, N.A., as Rights Agent, which includes the Certificate of Designations for the Series B Junior Participating Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form 8-A, dated July 27, 2001).

4.2

First Amendment to Rights Agreement, dated as of July 30, 2001, by and between the Company and UMB Bank N.A., as Rights Agent, which includes the form of Amended and Restated Certificate of Incorporation of the Company as Exhibit A (incorporated by reference to Exhibit 4.1 to Registrant’s Amendment to Registration Statement on Form 8-A, dated August 1, 2001).

4.3	Second Amendment to Rights Agreement, dated as of June 23, 2006, by and between the Company and UMB Bank, N.A., as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KERR-MCGEE CORPORATION
(formerly known as Kerr-McGee Holdco, Inc.)

By: /s/ John M. Rauh
Name: John M. Rauh
Title: Vice President and Controller

DATED:   June 23, 2006

EXHIBIT INDEX

Exhibit No.	Description

4.1.

Rights Agreement, dated as of July 26, 2001 between the Company and UMB BANK, N.A., which includes the Certificate of Designations for the Series B Junior Participating Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form 8-A, dated July 27, 2001).

4.2

First Amendment to Rights Agreement, dated as of July 30, 2001, by and between the Company and UMB Bank, N.A., which includes the form of Amended and Restated Certificate of Incorporation of the Company as Exhibit A (incorporated by reference to Exhibit 4.1 to Registrant’s Amendment to Registration Statement on Form 8-A, dated August 1, 2001).

4.3	Second Amendment to Rights Agreement, dated as of June 23, 2006, by and between the Company and UMB Bank, N.A.